EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Minerva Neurosciences, Inc., dated March 14, 2016, appearing in the Annual Report on Form 10-K of Minerva Neurosciences, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 14, 2016